IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE
-------------------------------------------------------------------------------
                                            )
In re                                       )
                                            )        Chapter 11 Case No.
FRD ACQUISITION CO.,                        )
                                            )        01-00436 (PJW)
                                            )
                                    Debtor. )
                                            )
-------------------------------------------------------------------------------

                FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER
                  CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY
           THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, THE DEBTOR,
       ADVANTICA RESTAURANT GROUP, INC., AND DENNY'S, INC. (APRIL 23, 2002)
-------------------------------------------------------------------------------

BROWN RUDNICK BERLACK                                THE BAYARD FIRM
   ISRAELS LLP                                       Neil B. Glassman, Esq.
Edward S. Weisfelner, Esq.                           Daniel K. Astin, Esq.
Andrew Dash, Esq.                                    222 Delaware Avenue
Leslie Sharf, Esq.                                   Wilmington, DE  19801
120 West 45th Street                                 (302) 655-5000
New York, New York  10036

- and -                                              Counsel to Debtor

COZEN & O'CONNOR                                     FRIED, FRANK, HARRIS
Frederick B. Rosner, Esq.                            SHRIVER & JACOBSON
1201 North Market Street, Suite 1400                 Brad E. Scheler, Esq
Wilmington, Delaware  19801                          Vivek Melwani, Esq.
(302) 295-2000                                       New One New York Plaza
                                                     York, New York  10004
Co-Counsel to the Official                           (212) 859-8000
Committee of Unsecured Creditors
                                                                - and -

                                                     ROSENTHAL, MONHAIT, GROSS
                                                     & GODDESS, P.A.
                                                     Kevin Gross, Esq.
                                                     1401 Mellon Bank Center
                                                     P.O. Box 1070
                                                     Wilmington, DE  19899-1070
                                                     (302) 656-4433

                                                     Co-Counsel to Advantica
                                                     Restaurant Group, Inc. and
                                                     Denny's, Inc.
Dated:  Wilmington, Delaware
        April 23, 2002

                 The Official Committee of Unsecured Creditors appointed in the above-captioned case (the "Committee"), the above captioned debtor and debtor-in-possession, FRD Acquisition Corp. (the "Debtor"), Advantica Restaurant Group, Inc. ("Advantica"), and Denny's, Inc. ("Denny's") hereby propose the following First Amended Joint Plan of Reorganization (this "Joint Plan") for the Debtor pursuant to section 1121(c) of the Bankruptcy Code.

                                    ARTICLE 1

                                   DEFINITIONS

                 As used in this Joint Plan, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural, and the masculine, feminine and neuter forms of the terms defined):

                 Accredited Investor means "accredited investors" as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended.

                 Administrative Expense Claim means (a) a Claim for payment of any costs or expenses of administration of the Case incurred after the commencement of the Case allowable under sections 503(b) or 507(a)(1) of the Bankruptcy Code, and (b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court; provided, however, that an Exempt Tax shall not be an Administrative Expense Claim.

                 Administrative Operating Expense Claim means all
Administrative Expense Claims other than Administrative Expense Claims of Professionals.

                 Advantica means Advantica Restaurant Group, Inc., a Delaware corporation.


                 Affiliate shall have the meaning ascribed to such term in
Section 101(2) of the Bankruptcy Code.

                 Allowed, when used in reference to a Claim or Interest, means:
(a) any Claim against or Interest in the Debtor proof or application for allowance of which was (i) Filed on or before the date designated by the Bankruptcy Court as the last date for Filing a Proof of Claim against or Proof of Interest in the Debtor, (ii) later Filed with leave of the Bankruptcy Court after notice and a hearing, or (iii) if no Proof of Claim or Proof of Interest or application for allowance was Filed, which Claim or Interest has been or hereafter is listed by the Debtor in the Schedules as liquidated in amount and not disputed or contingent; or (b) any Claim allowed pursuant to this Plan; and
(c) with respect to any Claim or Interest described in Clause (a) above, (i) which is due and payable and as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Joint Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, or the Bankruptcy Court or (ii) as to which any objection has been determined by Final Order of the Bankruptcy Court, to the extent such objection has been resolved in favor of the Holder of such Claim or Interest.

                 Assets means all property of the Estate of the debtor.

                 Avoiding Power Causes of Action means rights and remedies accruing to the Debtor pursuant to the Bankruptcy Code.

                 Ballots means the ballots accompanying the Disclosure Statement and this Joint Plan upon which Creditors shall have indicated their acceptance or rejection of this Joint Plan.

                 Bank Facility means (a) the working capital facility provided under that certain credit agreement, dated as of May 14, 1999, among Coco's, Carrows, and jojo's Restaurants, Inc., a California corporation, as Borrowers, the Debtor, FRI-M, as Guarantor, and Credit Lyonnais New York Branch ("Credit Lyonnais"), a licensed branch of a banking corporation organized and existing under the laws of the Republic of France, as Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent for the lenders party thereto, and The Chase Manhattan Bank, a New York banking corporation, as Documentation Agent and Syndication Agent, (b) that certain Parent Guarantee, dated as of May 14, 1999 between Advantica and Credit Lyonnais and (c) all of the documents executed on or about January 8, 2001, wherein Advantica performed on such guarantee obligations under the Bank Facility. Denny's is currently the senior secured lender under the Bank Facility.

                 Bank Facility Claims means all Claims arising under the Bank Facility.

                 Bank Facility Guarantee means that certain FRD Guarantee Agreement, dated as of May 14, 1999, between the Debtor and FRI-M as Guarantors and Credit Lyonnais as Administrative Agent for the Secured Parties (as defined in the Bank Facility).

                 Bank Facility Guarantee Secured Claim means the secured claim in respect of the Bank Facility Guarantee and all other Claims against the Debtor which are related to or arise out of the Bank Facility Guarantee. Notwithstanding anything to the contrary in this Joint Plan, the Bank Facility Guarantee Secured Claim shall be deemed to be an Allowed Claim under this Joint Plan. Denny's is currently the Holder of the Bank Facility Guarantee Secured Claim.

                 Banking Fees means, in the aggregate, the following fees: (i) a fee equal to 0.6% of the reorganization value of the Reorganized Debtor, as determined by the Committee's financial advisor, as of the Effective Date; and
(ii) 1% of the Excess Committed Equity Funding, as that term is defined in
Section 3.07(a).

                 Bankruptcy Code means Title 11 of the United States Code, as amended from time to time, as applicable to the Case.

                 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom, or any successor thereto that may be established by act of Congress or otherwise, and that has competent jurisdiction over the Case.

                 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Case.

                 Bar Date means the last date for filing Claims as fixed by the Bankruptcy Court.

                 Business Day means any day except Saturday, Sunday or a "legal holiday," as such term is defined in Bankruptcy Rule 9006(a).

                 Carrow's means Carrows Restaurants, Inc., a California corporation.

                 Case means the above-captioned Case under chapter 11 of the Bankruptcy Code in which FRD Acquisition Co. is the Debtor.

                 Cash means lawful money of the United States of America and cash equivalents.

                 Causes of Action means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims (including Claims as defined herein) whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including, without limitation, Avoiding Power Causes of Action.

                 Claim means a "claim" within the meaning of section 101 of the Bankruptcy Code.

                 Class means a class of Claims or Interests as classified in this Joint Plan.

                 Coco's means Coco's Restaurants, Inc., a California corporation.


                 Collateral means any property of the Estate that secures an Allowed Secured Claim.

                 Committee means the Official Committee of Unsecured Creditors appointed in the Case pursuant to section 1102 of the Bankruptcy Code.

                 Confirmation Date means the date the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

                 Confirmation Hearing means the hearing before the Bankruptcy Court to consider confirmation of this Joint Plan.

                 Confirmation Order means an order of the Bankruptcy Court confirming this Joint Plan.

                 Creditor means any Entity that has a Claim against the Debtor that arose on or before the Petition Date or a Claim against the Estate of any kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                  Debt Financing means the financing currently being sought by the Proponents, having the terms set forth at Schedule 1 hereto.

                 Debtor means FRD Acquision Co.

                 Denny's means Denny's, Inc., a Delaware corporation

                 Denny's Cash Collateralization means the cash collateralization by Denny's to the prior lenders under the Bank Facility in an amount equal to 102% of the Outstanding L/C Exposure.

                 Disbursing Agent means the Reorganized Debtor or, with the Proponents' consent, the Reorganized Debtor's designee.

                 Disclosure Statement means the First Amended Disclosure Statement dated as of April 23, 2002, Filed by the Proponents in connection with this Joint Plan, as it may be amended, supplemented, or modified from time to time.

                 Distributable New Common Stock means those shares of New Common Stock available to be distributed on the Effective Date, less the shares of New Common Stock, if any, to be distributed to the Holder of the Bank Facility Guarantee Secured Claim pursuant to Section 3.02(a)(ii)(z) of this Joint Plan.

                 Disputed Claim means a Claim which is not an Allowed Claim.

                 Effective Date means a Business Day as shall be determined and set by the Proponents after the Confirmation Date, upon which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the Effective Date set forth in this Joint Plan have been satisfied or waived. The closing of the transactions contemplated by this Joint Plan shall occur contemporaneously on the Effective Date. The Proponents shall file a notice of the Effective Date within three (3) days after its occurrence, which shall be served upon those requesting notice in the Case pursuant to Bankruptcy Rule 2002.

                 Entity means an "entity" within the meaning of section 101 of the Bankruptcy Code.

                 Equity Financing means the equity financing described at
Section 3.07(a).

                 Estate means the estate of the Debtor created upon the commencement of the Case pursuant to section 541 of the Bankruptcy Code.

                 Exempt Tax means any stamp, recording or similar tax or charge (including any penalties, interest or additions thereto) within the meaning of section 1146(c) of the Bankruptcy Code which may be imposed by the laws of any state upon the transactions contemplated under, or necessary for the success of, this Joint Plan, including without limitation, any mortgage recording, securities transfer, deed transfer, documentary transfer, or gains taxes.

                 Exit Financing means any debt or equity financing, acceptable to the Proponents, necessary (i) to make all Cash payments required by this Joint Plan, including, but not limited to, Administrative Expense and Priority Claims and the payment to the Holder of the Bank Facility Guarantee Secured Claim; and (ii) for the continued operation of the Reorganized Debtor and the FRD Subsidiaries after the Effective Date. The Proponents are currently seeking debt financing in the form of the Debt Financing. The equity financing component of the Exit Financing is the Equity Financing.

                 File, Filed, Filing, or Files shall mean file, filed, filing or files, respectively, with the Bankruptcy Court in the Case.

                 Final Order means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket of such court, that has not been reversed or stayed, and as to which: (a) the time to appeal or petition for certiorari has expired and no timely-filed appeal or petition for certiorari is pending, or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

                 FRD Subsidiaries means all entities that are directly or indirectly owned and controlled by the Debtor, including but not limited to FRI-M, Coco's, and Carrows.

                 FRI-M means FRI-M Corporation, a Delaware corporation and direct, wholly-owned subsidiary of the Debtor.

                 General Unsecured Claim means any unsecured Claim against the Debtor that arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date, and which is not a Claim in any other Class.

                 Global Settlement means the settlement and compromise reflected in the Stipulation and Agreement of Settlement, entered into on or about February 15, 2002, and approved by the Bankruptcy Court, pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure on March 8, 2002.

                 Holder means any Entity holding a Claim or Interest, and includes the beneficial Holder of such Claim or Interest.

                 Interests means all equity interests in the Debtor, including, but not limited to, the Old Common Stock, and all Claims against the Debtor resulting from the rescission of a purchase or sale of Old Common Stock, for damages arising from the purchase or sale of Old Common Stock, or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such a Claim, and all rights arising out of contracts, options or warrants to purchase or sell Old Common Stock.

                 Joint Plan Supplement means the appendices and/or supplements that may be Filed by the Proponents prior to the Confirmation Date, including, but not limited to, the New Certificate of Incorporation and the New By-Laws, and such other documents as may be necessary or appropriate.

                 Local Rules means the Local Bankruptcy Rules of the District of Delaware, as applicable to the Case.

                 Management Services Agreement means that certain agreement, dated as of May 24, 1996, between Advantica and the Debtor under which Advantica performs management services for the FRD Subsidiaries, and any amendments or supplements thereto.

                 Market Rate means the interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the last auction of one-year United States Treasury Bills settled at least fifteen (15) days prior to the Effective Date.

                 Maximum Discounted Repayment means the Outstanding Loans as of the Effective Date, minus $10,000,000.

                 New By-Laws means the new or amended by-laws of the Reorganized Debtor to be effective from and after the Effective Date and which shall be in a form acceptable to the Committee, and Filed no later than five (5) days prior to the Confirmation Hearing.

                 New Certificate of Incorporation means the new or amended certificate of incorporation of the Reorganized Debtor, to be effective from and after the Effective Date, and which shall be in a form acceptable to the Committee and Filed no later than five (5) days prior to the Confirmation Hearing.

                 New Common Stock means the shares of new common stock of the Reorganized Debtor, par value $ .01 per share, to be authorized and, subject to the terms of this Joint Plan, available to be issued pursuant to this Joint Plan. The New Common Stock issued to Holders of Allowed Classes 4 and 5 Claims on account of such Claims are being issued in accordance with and reliance on the exemption from registration provided under section 1145 of the Bankruptcy Code. The number of shares to be authorized and available for distribution shall be included in the New Certificate of Incorporation. The New Common Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth in the New Certificate of Incorporation, the New By-Laws, and as provided under applicable non-bankruptcy law.

                 New Directors means those directors selected by the Committee pursuant to Section 5.04 herein who shall constitute the board of directors of the Reorganized Debtor on and after the Effective Date, which directors shall be identified by the Committee and disclosed in a Filing not later than five (5) days prior to the Confirmation Hearing.

                 New Junior Secured Notes means new junior secured notes which may be issued by the Reorganized Debtor on the Effective Date to the Holder of the Bank Facility Guarantee Secured Claim pursuant to Section 3.02 of this Joint Plan in substantially the form Filed at least five (5) days prior to the Confirmation Hearing and in form and substance acceptable to the Proponents and consistent with the terms of the Stipulation and Agreement.

                 New L/C Note means the new note to be issued by the Reorganized Debtor on the Effective Date to the Holder of the Bank Facility Guarantee Secured Claim in respect of the Outstanding L/C Exposure pursuant to
Section 3.02 of this Joint Plan in the form Filed at least five (5) days prior to the Confirmation Hearing and in form and substance acceptable to the Proponents and consistent with the terms of the Stipulation and Agreement.

                 Notes means the 12 1/2% Senior Notes due 2004 issued and outstanding under the Notes Indenture.

                 Notes Indenture means that certain indenture, dated as of May 23, 1996, between the Debtor as Issuer and The Bank of New York, as Indenture Trustee.

                 Notes Trustee means the Entity serving as trustee under the Notes Indenture.

                 Old Common Stock means the common stock of the Debtor issued and outstanding prior to the Petition Date, and includes any options or warrants or rights to acquire Old Common Stock.

                 Outstanding L/C Exposure means the face amount of letters of credit outstanding from time to time under the Bank Facility. As of January 31, 2002, the Outstanding L/C Exposure was $9,598,000.

                 Outstanding Loans means the principal amount of loans, plus accrued but unpaid interest, fees and expenses outstanding from time to time under the Bank Facility. As of January 31, 2002, the Outstanding Loans were $48,745,556 (such amount may increase or decrease from time to time for example, as a result of, among other things, the making of scheduled payments by the FRD Subsidiaries).

                 Permanent Injunction has the meaning set forth in Section 5.09 herein.

                 Petition Date means February 14, 2001, the date of Filing of the voluntary petition by the Debtor for relief under the Bankruptcy Code.

                 Preferred Stock means the shares of new preferred stock of the Reorganized Debtor, par value $ .01 per share, to be authorized and, subject to the terms of this Joint Plan, available to be issued pursuant to this Joint Plan, in accordance with the Equity Financing. The Preferred stock is not being issued in reliance on the exemption from registration provided under section 1145 of the Bankruptcy Code. The number of shares to be authorized and available for distribution shall be included in the New Certificate of Incorporation. The Preferred Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth in the New Certificate of Incorporation, the New By-Laws, consistent with the terms of the Equity Financing and as provided under applicable non-bankruptcy law.

                 Priority Claim means any Claim to the extent entitled to priority in payment under sections 507(a)(2) through (7) or 507(a)(9) of the Bankruptcy Code.

                 Priority Tax Claim means any Claim to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                 Professionals means Entities whose compensation or reimbursement of expenses must be authorized by order of the Bankruptcy Court pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

                 Proof of Claim or Proof of Interest means a Filed Proof of Claim or Filed Proof of Interest.

                 Proponents means the Committee, the Debtor, Advantica and Denny's. Whenever the consent, approval, exercise of rights, acceptance, waiver or action of the Proponents is necessary or required under or in connection with this Joint Plan, the unanimity of the Proponents is required in each such instance.

                 Record Date means the date on which Creditors entitled to vote on this Joint Plan are determined by their record ownership of Claims, which date shall be April 23, 2002.

                 Reorganized Debtor means the Debtor after the Effective Date and, for purposes of making or effectuating any distribution hereunder, shall also include the Debtor.

                 Schedules means the Schedules of Assets and Liabilities and Statements of Executory Contracts and Financial Affairs, as amended, Filed by the Debtor in accordance with the Bankruptcy Rules.

                 Secured Claim means a Claim against the Debtor that has arisen prior to the Petition Date and which is a secured claim within the meaning of, and to the extent Allowed as a secured claim under, Section 506 of the Bankruptcy Code.

                 Stipulation and Agreement means the Stipulation and Agreement of Settlement entered into in connection with the Global Settlement and approved by the Bankruptcy Court on March 8, 2002.

                 Transition Services Agreement means an agreement in form and substance satisfactory to Advantica and the Committee, which provides for certain transition services which Advantica shall provide to Reorganized Debtor on and after the Effective Date as contemplated in the Stipulation and Agreement. The Transition Services Agreement will be Filed no later than ten
(10) days prior to the Confirmation Hearing.

                 Unclaimed Distribution means, in respect of any Class of Claims, all property deemed to be "Unclaimed Distributions" pursuant to Section
8.09 of this Joint Plan.

                 Voting Procedures Order means the Order Scheduling Confirmation Hearing for this Joint Plan of Reorganization and Establishing Voting Procedures entered by the Court as amended from time to time.

                 Warrants means a warrant entitling a holder thereof to purchase shares of New Common Stock as described in Section 3.07(a). The New Common Stock to be issued upon exercise of the Warrants will not be issued in reliance on the exemption from registration provided under section 1145 of the Bankruptcy Code.

                 Other Definitions A term used and not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning set forth therein. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to this Joint Plan as a whole and not to any particular section, subsection, or clause contained in this Joint Plan. The word "including" shall mean "including, without limitation."

                                    ARTICLE 2

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

                  2.01  Administrative Expense Claims.

                  (a) Except as set forth in section 2.03 below, allowed Administrative Operating Expense Claims will be paid in Cash, on the Effective Date, or, if such Claim becomes allowed after the Effective Date, within five
(5) days after such Claim becomes allowed. All requests by Professionals for final allowance of compensation and reimbursement of expenses accrued as of the Effective Date must be Filed with the Bankruptcy Court within sixty (60) days after the Effective Date and will be paid within five (5) days after such Claims become Allowed. The estimated amount of unpaid fees and expenses of Professionals as of the Effective Date will be deposited by the Reorganized Debtor in a segregated account on the Effective Date, in accordance with Bankruptcy Rule 3020(a). Such escrowed funds shall be used to pay Allowed Administrative Expense Claims of Professionals and any funds remaining after making all such payments shall revest in the Reorganized Debtor.

                  (b) Holders of Administrative Operating Expense Claims shall not be required to File any request for payment of such Claims. All Administrative Operating Expense Claims which accrue prior to the Effective Date but which are not due and payable by their terms as of the Effective Date shall be assumed by the Reorganized Debtor, and paid in accordance with their terms, subject to all applicable offsets and defenses which the Debtor or the Reorganized Debtor may hold to payment of such Claims.

                  2.02 Priority Tax Claims. At the option of the Committee (for decisions to be made prior to the Effective Date) or Reorganized Debtor (for decisions to be made on and after the Effective Date), each Holder of an Allowed Priority Tax Claim shall be paid the full amount of such Allowed Priority Tax Claim, (a) in Cash, on the later of (i) the Effective Date (or as soon thereafter as is practicable), or (ii) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable); or
(b) in equal quarterly installments of principal and interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate over a period not to exceed six (6) years from the date of assessment of such Priority Tax Claim.

                  2.03 Notes Trustee Fees and Expenses. After application to the Bankruptcy Court not later than sixty (60) days after the Effective Date and approval of such application by Final Order, the Reorganized Debtor will pay all Allowed fees and expenses of the Notes Trustee incurred in, or in connection with, the Case. Nothing contained in this Joint Plan affects the Notes Trustee's rights pursuant to the Notes Indenture to assert a lien on the distributions due to Holders of Notes to secure payment of its fees and expenses. After the Effective Date, the reasonable fees and expenses of the Notes Trustee incurred in making distributions to Holders of Notes under this Joint Plan shall be paid by the Reorganized Debtor in the ordinary course. If the Notes Trustee does not serve as the Disbursing Agent, then the New Common Stock distributed to the Disbursing Agent may be subject to the lien of the Notes Trustee under the Notes Indenture.

                                    ARTICLE 3

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

                  Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Article Two above) have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code.

                  3.01 Class 1 - Priority Claims. Class 1 consists of all Allowed Priority Claims against the Debtor. Each Holder of a Class 1 Claim shall be paid the Allowed amount of such Claim, including all applicable interest and other charges to which the Holder of such Allowed Priority Claim may be entitled under applicable law or contract, to the extent permitted under the applicable subsection of section 507(a) of the Bankruptcy Code, in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and b) the first Business Day after such Claim becomes an Allowed Claim (or as soonthereafter as is practicable). Class 1 is not impaired and is deemed to have accepted this Joint Plan.

                  3.02 Class 2 - Bank Facility Guarantee Secured Claim. Class 2 consists of the Allowed Bank Facility Guarantee Secured Claim. The Bank Facility Guarantee Secured Claim shall be deemed to be an Allowed Claim under this Joint Plan. The Holder of the Allowed Bank Facility Guarantee Secured Claim shall, in full and complete satisfaction of any and all Claims that Denny's or Advantica may have under or in connection with the Bank Facility, receive the following treatment:

                  (a)       With respect to the Outstanding Loans:

                          i. in the event that Exit Financing is obtained in an amount that is sufficient to make the Maximum Discounted Repayment or, in the Committee's reasonable discretion, consistent with the reasonable business needs of the Reorganized Debtor, other Cash is available (either alone or in conjunction with the Exit Financing) (such Exit Financing and other available funds as determined above the "Funding Sources") so as to allow the Maximum Discounted Repayment to be made, such Holder shall receive, on the Effective Date, the Maximum Discounted Repayment; or

                        ii. in the event less than sufficient Funding Sources are available to make the Maximum Discounted Repayment, such Holder shall on the Effective Date receive:

                                 (x)    the net available proceeds of the
                                        Exit Financing (plus, to the extent
                                        necessary, as reasonably determined
                                        by the Committee, such Cash on hand
                                        at the FRD Subsidiaries) in an
                                        aggregate amount not less than $20
                                        million in Cash;

                                 (y)    the New Junior Secured Notes in an
                                        aggregate principal amount equal to
                                        the Outstanding Loans, less (1) the
                                        Cash proceeds actually received by
                                        Denny's on the Effective Date
                                        pursuant to Section 3.02(a)(ii)(x)
                                        above and (2) an applicable initial
                                        repayment discount (as set forth on
                                        Exhibit "A" to this Joint Plan) or
                                        proportionate amount thereof; and

                                 (z)    shares of New Common Stock equal to
                                        10% of the New Common Stock to be
                                        distributed under this Joint Plan
                                        (calculated before any dilution as a
                                        consequence of the issuance of stock
                                        to new management or upon exercise
                                        of Warrants) reduced by .5556% for
                                        each $1 million over $20 million in
                                        Cash paid to such Holder on the
                                        Effective Date.

                  (b) With respect to the Outstanding L/C Exposure, the Holder shall on the Effective Date receive the New L/C Note. In addition, pursuant to this Joint Plan, the Reorganized Debtor shall be obligated to pay Denny's an L/C commitment fee payable in Cash on the Effective Date and thereafter on each six month anniversary of the Effective Date for so long as there is any outstanding L/C Exposure in an amount equal to 6% per annum of the amount of Denny's Cash Collateralization at such time.

Class 2 is impaired and the Holder of the Allowed Class 2 Bank Facility Guarantee Secured Claim is entitled to vote to accept or reject this Joint Plan.

                  3.03 Class 3 - Other Secured Claims. Class 3 consists of all Allowed Secured Claims against the Debtor other than the Bank Facility Guarantee Secured Claim. On the latest of (a) the Effective Date, (b) the date on which such Class 3 Secured Claim becomes an Allowed Claim, and (c) the date on which the Reorganized Debtor and the Holder of such Allowed Class 3 Secured Claim otherwise agree, at the election of the Committee prior to the Effective Date, each Holder of an Allowed Class 3 Secured Claim shall be entitled to receive on account of such Holder's Allowed Class 3 Secured Claim one of the following treatments: (i) the legal, equitable and contractual rights to which such Allowed Class 3 Secured Claim entitles such Holder shall remain unaltered,
 (ii) such Holder's Allowed Class 3 Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (iii) such other treatment as mutually agreed to by the Reorganized Debtor (or the Committee, prior to the Effective Date) and such Holder. Class 3 is not impaired and is deemed to have accepted this Joint Plan.

                  3.04 Class 4 - Note Claims. Class 4 consists of all Allowed Note Claims. Holders of Allowed Class 4 Note Claims shall on the Effective Date receive shares of the Distributable New Common Stock in the same proportion that such individual Holder's Claim bears to the aggregate of all Class 4, 5 and 6 Claims (including Disputed Claims). In addition, all of the New Common Stock allocable to Class 6 Affiliate Subordinated Claims shall instead be distributed directly to Holders of Class 4 Note Claims, on a pro rata basis, pursuant to the contractual subordination of Class 6 Claims to Class 4 Note Claims. Class 4 is impaired and Holders of Class 4 Note Claims are entitled to vote to accept or reject this Joint Plan. Class 4 shall be entitled to participate in the Equity Financing as described at Section 3.07(a).

                  3.05 Class 5 - General Unsecured Claims. Class 5 consists of all Allowed General Unsecured Claims against the Debtor. Holders of Allowed Class 5 General Unsecured Claims shall, on the Effective Date, receive shares of the Distributable New Common Stock in the same proportion that such individual Holder's Claim bears to the aggregate of all Class 4, 5 and 6 Claims (including Disputed Claims). Class 5 is impaired and Holders of Class 5 General Unsecured Claims are entitled to vote to accept or reject this Joint Plan. Class 5 shall be entitled to participate in the Equity Financing as described at Section 3.07(a).

                  3.06 Class 6 - Affiliate Subordinated Claims. Class 6 consists of all Allowed prepetition Claims of the Debtor's affiliates against the Debtor that are subordinated to the Note Claims. Holders of Class 6 Affiliate Subordinated Claims shall on the Effective Date receive shares of the Distributable New Common Stock in the same proportion that such individual Holder's Claim bears to the aggregate of all Class 4, 5 and 6 Claims (including Disputed Claims); provided, however, that the New Common Stock allocable to Class 6 Affiliate Subordinated Claims shall instead be distributed directly to Holders of Class 4 Note Claims, on a pro rata basis, pursuant to the contractual subordination of Class 6 Claims to Class 4 Note Claims. Class 6 is impaired and, since Holders of Class 6 Affiliate Subordinate Claims will receive no distribution under this Joint Plan in respect of their Claims, Holders of Class 6 Claims are deemed by operation of law to have rejected this Joint Plan.

                  3.07 Additional Classes 4, 5 and 6 Provisions.

                  (a) As part of the Exit Financing, and as a condition to the Reorganized Debtor's ability to obtain the Debt Financing it currently is seeking, the Reorganized Debtor is raising $5 million in equity (the "Equity Financing") by the issuance of Preferred Stock and Warrants. The Equity Financing will be raised through the sale of 5,000 units (each, a "Unit") at a price of $1,000 per unit, with each Unit consisting of one share of Preferred Stock and one Warrant to purchase 250 shares of New Common Stock. The specific terms of the Equity Financing, including the relative right and priorities of the Preferred Stock and the terms of the Warrants, are set forth in Schedule 2. Each holder of an Allowed Claim in Classes 4 and 5 that is an "Accredited Investor" shall be entitled to, but not required to, participate in the Equity Financing in the same proportion that such individual Holder's Claim bears to the Aggregate of all Class 4 and 5 Claims. Wexford Capital, LLC ("Wexford") has agreed to participate in the Equity Financing for its pro rata share (estimated at approximately $1 million). In addition, Wexford has agreed to purchase any Units not subscribed by the other holders of Allowed Class 4 and 5 Claims in order to ensure that the full $5 million Equity Financing is raised (such amount above Wexford's pro rata share, the "Excess Committed Equity Funding").

                  (b) Subject to the right of the Holder of the Class 2 Claim to receive New Common Stock under Section 3.02(a)(ii)(z) (to the extent applicable), in accordance with Sections 3.05, 3.06 and 3.07 the Holders of Allowed Claims in Classes 4, 5 and 6 (subject to the provisions in Section 3.07) are to receive all of the issued and outstanding New Common Stock. Accordingly, the Disbursing Agent shall take all actions necessary to ensure that after the percentage of the New Common Stock, if any, to be issued under Section 3.02(a)(ii)(z) and after all Disputed Claims in Classes 4, 5 and 6 have been resolved, the New Common Stock is owned by Holders of Allowed Claims in the proportions contemplated by Sections 3.02(a)(ii)(z), 3.04, 3.05 and 3.06, including by distributing to the Holders of such Allowed Claims any shares of New Common Stock not distributed on the Effective Date on account of Disputed Claims that are ultimately disallowed by Final Order.

                  3.08 Class 7 - Old Common Stock Interests. Class 7 consists of all Old Common Stock Interests in the Debtor. Holders of Old Common Stock Interests shall receive no distribution in respect of such Interests. The Old Common Stock Interests shall be cancelled, extinguished, and of no further force and effect as of the Effective Date. Class 7 is impaired and, since Holders of Class 7 Old Common Stock Interests will receive no distribution under this Joint Plan in respect of their Claims, Class 7 is deemed by operation of law to have rejected this Joint Plan.

                  3.09 Classification Rules. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest qualifies within the description of Claims or interest of that Class, and such Claim or Interest is in a different Class to the extent that the remainder of the Claim or Interest qualifies within the description of the different Class. Pursuant to section 1123(a)(4) of the Bankruptcy Code, all Allowed Claims or Interests of a particular Class shall receive the same treatment unless the Holder of a particular Allowed Claim or Interest agrees to less favorable treatment for such Allowed Claim or Interest. Pursuant to section 510(a) of the Bankruptcy Code, this Joint Plan shall give effect to subordination agreements, which are enforceable under applicable nonbankruptcy law, except to the extent the beneficiary thereof agrees to less favorable treatment. This Joint Plan shall also give effect to the subordination rules of sections 510(b) and (c) of the Bankruptcy Code. The inclusion of a Creditor by name in any Class is for purposes of general description only, and includes all Entities claiming as beneficial interest holders, assignees, heirs, devisees, transferees, or successors in interest of any kind of the Creditor named.

                                    ARTICLE 4

                       ACCEPTANCE OR REJECTION OF THE PLAN

                  4.01 Classes Entitled To Vote. Classes 1 and 3 are unimpaired and Holders of Claims in Classes 1 and 3 are not entitled to vote on this Joint

Plan. Classes 2, 4 and 5 are impaired under this Joint Plan and Holders of Claims in such Classes are entitled to vote to accept or reject this Joint Plan. Holders of Claims or Interests in Classes 6 and 7 are conclusively presumed to have rejected this Joint Plan pursuant to section 1126(g) of the Bankruptcy
Code and such Holders of Claims or Interest in such Classes are not entitled to accept or reject this Joint Plan.

                  4.02 Entitlement to Vote. So long as Claims in Classes 2, 4 and 5 are not the subject of an objection, any Holder of a Claim in any such Class (a) for which a proof of claim was timely and properly filed, or (b) that is listed in the Schedules as not being (i) disputed, (ii) contingent, or (iii) unliquidated, shall be entitled to vote to accept or reject this Joint Plan.

                  4.03 Acceptance by an Impaired Class of Claims. A Class of Claims shall have accepted this Joint Plan if this Joint Plan is accepted by Holders of at least two-thirds in the aggregate dollar amount and more than one-half in number of the Allowed Claims of such Class that have properly voted to accept or reject this Joint Plan.

                                    ARTICLE 5

                      MEANS FOR IMPLEMENTATION OF THE PLAN


                  5.01 Cancellation of Existing Securities and Agreements.
On the Effective Date, the Notes, the Notes Indenture and Old Common Stock shall be cancelled; provided that notwithstanding the termination and cancellation of the Notes and the Notes Indenture as respects the Debtor, the provisions of the Notes Indenture governing the relationship among the Notes Trustee and the Holders of Notes, including those provisions relating to distributions, and the Notes Trustee's right to payment and liens on property to be distributed to Holders of Notes, if any, shall not be affected by this Joint Plan.

                  5.02 Issuance of Stock and Warrants. On the Effective Date, the Reorganized Debtor will issue and deliver in accordance with the provisions hereof (a) the shares of New Common Stock to the Holders of Allowed Claims in Classes 2 (if applicable), 4, 5, and 6, and hold in escrow sufficient shares to distribute on account of all Disputed Claims in such classes if each such Claim becomes an Allowed Claim; and (b) the shares of Preferred Stock and the Warrants pursuant to the Equity Financing.

                  5.03 Board of Directors of the Debtor. On the Effective Date, the Debtor's directors shall be deemed removed from the Board of Directors.

                  5.04 New Board of Reorganized Debtor. On the Effective Date, the New Directors shall be deemed appointed to serve as the new board of directors of the Reorganized Debtor without further action by the shareholders thereof.

                  5.05 New Boards of Directors of FRD Subsidiaries. On the Effective Date, the Reorganized Debtor, acting through the New Directors, shall be authorized to appoint a new board of directors for each of the FRD Subsidiaries.

                  5.06 No Corporate Action Required. As of the Effective Date, the issuance of the New Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by this Joint Plan, and the other matters provided for, under, or in furtherance of this Joint Plan involving action to be taken by or required of the Debtor or the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors of the Debtor or the Reorganized Debtor. All documents or instruments which must be executed and delivered by the Debtor or the Reorganized Debtor under this Joint Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President, or any Vice President of the Debtor.

                  5.07 Listing New Common Stock. Following the Effective Date, as more fully described in the Disclosure Statement, the Reorganized Debtor shall assess whether and when it may be practicable to obtain a listing for the New Common Stock.

                  5.08 Estate Causes of Action. From and after the Effective Date, the Reorganized Debtor shall have the powers and exercise the duties, as set forth in section 1123(b)(3) of the Bankruptcy Code, to retain, enforce, settle, and prosecute all of its Causes of Action except those released pursuant to Section 9.03 hereof.

                  5.09 Permanent Injunction. Except as otherwise set forth in this Joint Plan, on and after the Effective Date all persons and entities that have held, hold or may hold (a) any Claim against or Interest in the Debtor which shall have arisen prior to the Confirmation Date shall be permanently enjoined from and against (i) commencing or continuing in any manner any suit, action or other proceeding of any kind against the Debtor, the Reorganized Debtor, or the Estate with respect to any such Claim or Interest (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor, the Reorganized Debtor, or the Estate, (iii) creating, perfecting or enforcing any lien or encumbrance of any kind against the Debtor, the Reorganized Debtor, or the Estate or against any of their properties or interests in property with respect to such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor, the Reorganized Debtor, or against any property or interest in property of the Debtor or the Reorganized Debtor with respect to any such Claim or Interest and (b) any Claim, right, action, Cause of Action against or Interest in the Debtor, the Reorganized Debtor, or the Estate which shall have arisen prior to the Confirmation Date shall be permanently enjoined from and against commencing or continuing any suit, action or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting the Debtor, the Reorganized Debtor, the Estate, the Committee or the other Proponents with respect to any matter that is the subject of this Joint Plan.

                  5.10 Banking Fee. On the Effective Date, the Banking Fee shall be paid in Cash to Wexford Capital, LLC, or its designee.


                  5.11 Shareholders Agreement. If the Holders of Class 2 Bank Facility Guarantee Secured Claim receive shares of New Common Stock pursuant to

Section 3.02(a)(ii)(z), such Holder and the Reorganized Debtor shall enter into a mutually satisfactory shareholders agreement, which provides for antidilution provisions acceptable to the Committee.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

                  6.01 Conditions Precedent to Confirmation Date. The occurrence of the Confirmation Date is subject to the satisfaction or waiver as set forth in Section 6.03 of each of the following conditions:

                  (a) the Reorganized Debtor shall have received commitment(s) for the Exit Financing in form and substance acceptable to the Proponents;

                  (b) the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Proponents;

                  (c) the Debtor shall have been authorized to assume or reject all leases and executory contracts which the Committee may seek to assume or reject including, but not limited to, the rejection of the Management Services Agreement, as of the Effective Date;

                  (d) the Debtor shall have received any consent of any governmental units whose consent is required for confirmation; and

                  (e) the consent of Denny's working capital lender, which consent Denny's shall seek, in good faith, to obtain as soon as possible.

                      6.02 Conditions Precedent to Effective Date. The occurrence of the Effective Date is subject to the satisfaction or waiver as set forth in Section 6.03 of each of the following conditions:

                  (a) the Confirmation Order has become a Final Order;

                  (b) to the extent the Exit Facility is required under
Section 3.02, the lender under the Exit Facility has advised the Debtor and the Committee that it is prepared to close on the Exit Facility substantially contemporaneous with the occurrence of the Effective Date;

                  (c) Advantica shall have executed, and be bound by, the Transition Services Agreement;

                  (d) the Proponents are satisfied that there are no Disputed
Claims which would      prevent consummation of the Plan that have not yet been
resolved by entry of a Final Order satisfactory to the Proponents;

                  (e) the Proponents are satisfied on a reasonable basis that the treatment of net operating losses of the Debtor following the Effective Date does not violate: (i) that certain Tax Sharing and Allocation Agreement by and Among Flagstar Companies, Inc., FRD Acquisition Co., Inc., and FRI-M

Corporation and Its Subsidiaries dated as of May 23, 1996; (ii) any similar agreement to which the Debtor is a party; and (iii) applicable law; and

                  (f) all other requirements of applicable laws have been satisfied.

                  6.03 Waiver of Conditions. The Proponents, may waive one or more of the conditions precedent to the confirmation or the effectiveness of this Joint Plan set forth in Section 6.01 or 6.02; provided that (a) as to the condition set forth in Section 6.01(c), the Committee may waive that condition, acting alone, as to all leases and executory contracts other than the Management Service Agreement, as to which said condition only may be waived by Advantica and the Committee, acting together. The Effective Date may occur before the expiration of time to take an appeal or to seek reconsideration of the Confirmation Order without the giving of any notice to any objecting party. In the event of any such appeal, the Proponents may seek the dismissal of such appeal as moot following the Effective Date.

                                    ARTICLE 7

                                  DISTRIBUTIONS

                  7.01 Distributions. All distributions under this Joint Plan shall be made by the Disbursing Agent.


                  7.02 Surrender of Notes and Other Securities. Except as otherwise ordered by the Bankruptcy Court, each Holder of a Note Claim to receive any distribution under this Joint Plan will be required to surrender all of its Notes to the Disbursing Agent. Failure to comply with such requirements will bar a Holder of a Note Claim from receiving any distributions under this Joint Plan. Notwithstanding the foregoing, all of the Notes will be deemed surrendered, canceled, and of no further force or effect as of the Effective Date, whether or not the Notes are delivered to the Disbursing Agent. Delivery of the Notes is required for administrative convenience only and any such delivery shall not alter a Holder of a Note Claim's legal or equitable rights, if any, against any Entity other than the Debtor. Notwithstanding the foregoing, the release provisions of Section 9.03 shall be applicable whether or not the Notes are delivered to the Disbursing Agent.

                  The manner and procedure to be followed for surrendering the Notes and for providing necessary affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to the Indenture Trustee.

                  7.03 Method of Payment. Any cash payment made by the Disbursing Agent pursuant to this Joint Plan shall be in Cash, and paid either by check drawn on a domestic bank or by wire transfer.

                  7.04 Timing of Payment. Any payment or distribution required to be made under this Joint Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

                  7.05 Setoff. Nothing contained herein shall be deemed to waive the Debtor's statutory or common law right of setoff.


                  7.06 De Minimis Cash Distributions. The Disbursing Agent shall not be required to distribute Cash to any Creditor if the amount of Cash to be distributed to such Creditor is less than $10.00.

                  7.07  Unclaimed Distributions to Creditors.

                  (a) Non-Negotiated Checks and Other Consideration. If an Entity entitled to receive Cash under this Joint Plan fails to present for payment a check issued to such Holder pursuant to this Joint Plan within ninety
(90) days of the date such check was issued, or if any distributions are returned due to an incorrect or incomplete address for which neither the Debtor nor the Reorganized Debtor has received a correct address, then the amount of Cash or other property attributable to such check or distribution shall be deemed to be an Unclaimed Distribution and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under this Joint Plan. Nothing in this Joint Plan shall require the Debtor or the Reorganized Debtor to attempt to locate an Entity. In the event that any New Common Stock has not been distributed by the Disbursing Agent to the Holders of Allowed Class 4 and Class 5 Claims within two (2) years of the Effective Date, then such consideration shall be deemed to be an Unclaimed Distribution. The immediately preceding time limit shall not apply to distributions to Holders of Notes that the Notes Trustee may make pursuant to the Notes Indenture that are independent of the consideration being distributed pursuant to this Joint Plan.

                  (b) Revesting of Unclaimed Distributions. All Unclaimed Distributions of Cash, New Notes, or New Common Stock shall revest in the Reorganized Debtor. Any such New Common Stock shall be deemed to be authorized but not issued and outstanding, except to the extent it is necessary to issue any of such shares of New Common Stock pursuant to Section 3.04.

                  7.08 Rounding; Fractional Portions. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Distribution under Section 7.07(b) herein. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares. Whole shares of New Common Stock not distributed because of the provisions of this Section will be treated as Unclaimed Distributions under Section 7.07(b) herein.

                  7.09 Treatment of Disputed Claims. Disputed Claims shall be treated as follows under this Joint Plan:



                  (a) Objections to Claims. Except as otherwise provided by the Bankruptcy Court or in this Joint Plan, all objections to Claims shall be Filed and served on the Holders of such Claims on or before the later of (i) sixty
(60) days after the Effective Date, (ii) sixty (60) days after a particular Proof of Claim is Filed, except that such Claim shall not be deemed an Allowed Claim until after the sixty (60) day period lapses, and (iii) such additional date as the Bankruptcy Court may fix upon application of the Debtor; provided, however, that no party in interest shall be required to File an objection to any Claims listed in the Schedules as disputed, contingent, unliquidated or undetermined and for which no Proofs of Claim were timely Filed, which Claims shall be barred and disallowed in its entirety. Administration of Disputed Claims shall remain subject to the jurisdiction and supervision of the Bankruptcy Court.

                  (b) No Distributions Pending Allowance. Notwithstanding any other provision of this Joint Plan to the contrary, no distribution shall be made to the Holder of a Disputed Claim or the Holder of a Claim which is the subject of a proceeding against it by the Debtor, the Committee, or the Reorganized Debtor, unless and until such Disputed Claim becomes an Allowed Claim or such proceeding is resolved.

                  (c) Distributions After Allowance or Disallowance. Once a Disputed Claim becomes an Allowed Claim, distributions on account of such Claim shall be made in accordance with the provisions of this Joint Plan governing the Class of Claims to which the respective Claim belongs; provided that if a Claim in Class 4, 5 or 6 is not Allowed by Final Order, the distributions which would have been made in respect of such Claim shall not be distributed to Holders of Allowed Claims in such Classes.

                                    ARTICLE 8

                               EXECUTORY CONTRACTS

                  8.01 Assumption or Rejection of Executory Contracts and Unexpired Leases.

                  (a) Rejection of Executory Contracts and Unexpired Leases. The Management Services Agreement and all other executory contracts and unexpired leases that exist between the Debtor and any Entity, shall be deemed to be rejected as of the Effective Date pursuant to section 365 of the Bankruptcy Code, except for any executory contract or unexpired lease that has been assumed pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to an application pending on the Effective Date to assume or to extend the time to assume or reject. Subject to
 Section 9.03, nothing contained herein shall constitute a waiver of any claim, right, orCause of Action that the Debtor may hold against any lessor or lessee or party to an executory contract with the Debtor, including the insurer under any policy of insurance.

                  (b) Approval of Assumption or Rejection of Leases and Contracts. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases to be rejected pursuant to this Joint Plan. Notice of the Confirmation Hearing shall constitute notice to any non-debtor party to an executory contract or unexpired lease that is to be assumed or rejected under this Joint Plan.

                  (c) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to this Joint Plan. Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease rejected pursuant to this Article 8 must be Filed within thirty
(30) days after the Effective Date. Any Holder of a Claim arising out of such rejection of an executory contract or unexpired lease who fails to File a Proof of Claim within such time shall be forever barred, estopped and enjoined from asserting such Claim against the Debtor, the Reorganized Debtor, or the Estate. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of the Management Services Agreement shall be treated as Class 6 Affiliate Subordinated Claims and all other Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Class 5 General Unsecured Claims under this Joint Plan. Nothing contained herein shall extend the time for Filing a Proof of Claim for rejection of any contract or lease rejected prior to the Confirmation Date.

                  (d) Options. Any options, warrants or other equity interests representing the right to acquire Old Common Stock shall be canceled as of the Effective Date. All Claims arising under such warrants or options shall be classified as Class 7 Old Common Stock Interests.

                                    ARTICLE 9

                             EFFECTS OF CONFIRMATION

                  9.01 Revesting of Assets. Except as otherwise set forth herein, for the purposes of distributions in accordance with this Joint Plan, all property of the Estate, including all Causes of Action of the Estate, other than those expressly released pursuant to Section 9.03, shall revest in the Reorganized Debtor on the Effective Date. Such revested property shall be free and clear of all liens, claims, encumbrances and interests, except as otherwise provided in this Joint Plan. Subject to Section 9.03, the Reorganized Debtor shall be authorized to investigate, prosecute, and settle all such Causes of Action after the Effective Date without further order of the Bankruptcy Court. Subject to Section 9.03, any proceedings or objections which have been commenced or filed by the Committee shall be taken over by the Reorganized Debtor on the Effective Date.

                  9.02 Discharge and Injunction. Pursuant to section 1141 of the Bankruptcy Code, all Claims against or Interests in the Debtor will be discharged and deemed satisfied upon the Effective Date. As of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtor affected by this Joint Plan are enjoined from taking any actions to collect or recover in any manner on account of any such Claims, debts or liabilities from any or all of the Assets, except as otherwise provided in this Joint Plan.

                  9.03 Release. On the Effective Date, Advantica, Denny's, FRD, FRI-M, Coco's, Carrows, the creditors of FRD, the Committee and its individual members, and their respective affiliates, direct or indirect subsidiaries, officers,directors, and advisors will automatically be released from all claims and Causes of Action of every kind and nature, from the beginning of time through the Effective Date, whether known or unknown, that Advantica, Denny's, FRD, FRI-M, Coco's, Carrows, the creditors of FRD, the Committee and its individual members, and their respective affiliates, direct or indirect subsidiaries, officers, directors, and advisors may have against any of them that in any way relate to, arise in connection with, FRD, FRI-M, Coco's, or Carrows, including, without limitation, their businesses, operations, or financing, including, without limitation, the Bank Facility and all transactions related thereto. The release provisions set forth in this Section
9.03 shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Causes of Action satisfied, released or discharged under this Joint Plan. This injunction shall apply regardless of whether or not a proof of claim or interest based on such Claim, debt, liability or Interest is Filed or Allowed, or whether or not such Entity voted to accept or reject this Joint Plan. Without in any way limiting the foregoing, all injunctions or stays entered in this Case and existing immediately prior to the Confirmation Date shall remain in full force and effect until the Effective Date. As used in this Section, the terms "directors" and "advisors" include without limitation, the Special Committee of the Debtor's Board of Directors, and its members and advisors. In addition, this section:(i) in no way effects the right or ability of parties-in-interest to challenge professional fees; (ii) does not release Coco's or Carrows from any Claims or Causes of Action that creditors of Coco's or Carrows (other than Advantica or Denny's, whose claims against Coco's or Carrows are released) may have that are separate from any Claims or Causes of Action that such creditors have or may have against the Debtor; and (iii) does not release any claim related to or arising out of claims filed by the Pension Benefit Guaranty Corporation in the Debtor's Chapter 11 case. The releases are an integral and material part of this Plan and Settlement Agreement.

                  9.04     Retention of Jurisdiction.

                  (a) Following the Effective Date, the Bankruptcy Court shall retain and have jurisdiction for the following purposes:

                  (i) to adjudicate all controversies concerning the classification or allowance of any Claims or Interests;

                  (ii) to liquidate, allow, or disallow any Claims which are disputed, contingent, or unliquidated;

                  (iii) to determine any and all objections to the allowance of Claims or Interests, or counterclaims to any Claim;

                  (iv) to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Joint Plan;

                  (v) to determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be, to liquidate, any and all Claims arising therefrom;

                  (vi) to adjudicate any actions brought by the Debtor on any Causes of Action, at any time prior to expiration of the relevant statute of limitations;

                  (vii) to determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the last date for objections to Claims;

                  (viii) to consider any modifications of this Joint Plan, remedy any ambiguity, defect, or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

                  (ix) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Joint Plan;

                  (x) to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtor or the Estate, including but not limited to determining all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of such compromises and settlements previously approved by the Bankruptcy Court or that may be approved in the future;

                  (xi) to issue orders in aid of execution of this Joint Plan to the extent authorized by section 1142 of the Bankruptcy Code;

                  (xii) to determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Joint Plan or the Confirmation Order; and

                  (xiii) to adjudicate disputes over the issuance of New Common Stock to Holders of Allowed Claims.

                  (b) The Bankruptcy Court shall have exclusive jurisdiction over any action against any of the Entities exculpated pursuant to this Joint Plan based upon any act or omission in connection with, or arising out of, the Case, the proposed confirmation or consummation of this Joint Plan, or the administration of the Case or this Joint Plan, or the property to be distributed under this Joint Plan.

                  9.05 Subordination Rights. The classification and treatment of all Claims and Interests under this Joint Plan shall be in full settlement and satisfaction of any contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim Holders with respect to any distribution made pursuant to this Joint Plan.

                  9.06 Effectuating Documents; Further Transactions; Timing. The Proponents and the Reorganized Debtor are authorized to execute, deliver, File, or record such contracts, instruments, releases, and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Joint Plan. All transactions that are required to occur on the Effective Date under the terms of this Joint Plan shall be deemed to have occurred simultaneously. Creditors, including the Holder(s) of Bank Facility Claims against the Debtor, shall deliver in recordable form all documents or instruments reasonably requested by the Committee, the Debtor, or the Reorganized Debtor to cancel of record all mortgages, liens, security interests, and encumbrances on any purported collateral for their Claims. Upon application by the Proponents, the Bankruptcy Court may issue an order directing any necessary party to execute, deliver, or to join the execution or delivery of an instrument or document, and to perform any act necessary for the consummation of this Joint Plan.

                  9.07 Ratification of Actions Taken. Entry of the Confirmation Order and the occurrence of the Effective Date shall ratify all transactions effected by the Proponents from and including the Petition Date through the Effective Date. After entry of the Confirmation Order, all Creditors and Interest Holders shall be enjoined and restrained from commencing or continuing any action or proceeding arising out of or related to the consummation of the transactions contemplated by this Joint Plan, except the entry of the Confirmation Order shall not enjoin or restrain any action or proceeding to enforce rights and obligations created by the Stipulation and Agreement implementing the Global Settlement that survive the Effective Date.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

                  10.01 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the (i) issuance, transfer or exchange of securities or other property under this Joint Plan; (ii) creation, transfer, filing or recording of any mortgage, deed of trust, financing statement or other security interest; or (iii) the making, delivery, filing or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with this Joint Plan, shall not be subject to any stamp tax, real estate tax, conveyance, filing or transfer fees, mortgage, recording or other similar tax, or other government assessment. All recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file, and accept such documents delivered under this Joint Plan without the imposition of any charge, fee, governmental assessment, or tax.

                  10.02 Exculpation. Neither the Committee, the Debtor, Advantica, or Denny's, nor any of their respective members, officers, directors, employees, advisors, consultants, attorneys, affiliates, or agents shall have or incur any liability to the Debtor, the Reorganized Debtor, or any Holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Case, the proposed confirmation or consummation of this Joint Plan, the administration of the Case or this Joint Plan, or the property to be distributed under this Joint Plan, except for willful misconduct and gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Bankruptcy Code and this Joint Plan. As used in this Section, the terms "directors" and

"advisors" include without limitation, the Special Committee of the Debtor's
 Board of Directors, and its members and advisors.

                  10.03 Revocation or Withdrawal of this Joint Plan. If the Proponents revoke or withdraw this Joint Plan, then this Joint Plan shall be deemed null and void.

                  10.04 Binding Effect. This Joint Plan shall be binding upon, and shall inure to the benefit of, the Debtor, the Reorganized Debtor, the Holders of all Claims and Interests, and their respective successors and assigns. Confirmation of this Joint Plan binds each of the Holders of Claims and Interests to the terms and conditions of this Joint Plan, whether or not such Holder has voted to accept this Joint Plan.

                  10.05 Construction. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to construction of this Joint
Plan.

                  10.06 Time. In computing any period of time prescribed or allowed by this Joint Plan, unless otherwise set forth herein, the provisions of Bankruptcy Rule 9006 shall apply.

                  10.07 Headings. The headings used in this Joint Plan are inserted for convenience only and neither constitute a portion of this Joint Plan nor are intended in any manner to affect any interpretation of the provisions of this Joint Plan.

                  10.08 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations of any Entity arising under this Joint Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to New York choice of law provisions.

                  10.9 Existence of Committee. The Committee shall continue in existence until the Effective Date, upon which date the Committee shall be disbanded.

                  10.10 Survival of Certain Terms of the Notes Indenture. Notwithstanding the termination and cancellation of the Notes and the Notes Indenture with respect to the Debtor, the provisions of the Notes Indenture governing the relationship of the Notes Trustee and the Holders of Notes, including those provisions relating to distributions, the Notes Trustee's right to payment and liens on property to be distributed to Holders of Notes, if any, and the Notes Trustee's right of indemnity, if any, shall not be affected by this Joint Plan.

                  10.11 Payment of Statutory Fees. No later than the Effective Date, the Debtor shall have paid all fees due to the United States Trustee through the Effective Date. Such fees which accrue after the Effective Date and until the Case is closed shall be the sole responsibility of, and shall be payable by, the Reorganized Debtor.

                  10.12 Cramdown. At the Confirmation Hearing, the Proponents intend to seek Confirmation of this Joint Plan notwithstanding the rejection or deemed rejection of this Joint Plan by impaired Classes of Creditors or Interests.

                  10.13 Post Consummation Effect of Evidences of Claims or Interests. Notes, stock certificates, and other evidence of Claims against or Interests in the Debtor shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Joint Plan.

                  10.14 Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in this Joint Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assignee of such Entity.

                  10.15 Inconsistencies. In the event that there is any inconsistency between this Joint Plan, the Disclosure Statement, the Stipulation and Agreement, any exhibit to this Joint Plan, or any other instrument or document created or executed pursuant to this Joint Plan, this Joint Plan shall govern.

                  10.16 Compliance With Applicable Law. It is intended that the provisions of this Joint Plan (including the implementation thereof) shall be in compliance with applicable law, including, without limitation, the Bankruptcy Code, the Securities Act of 1933, and the Internal Revenue Code, each as amended, as well as any rules and regulations promulgated thereunder. If the Proponents conclude that this Joint Plan may not comply with any of the foregoing, then the Proponents may amend this Joint Plan in such respects as they deem necessary to bring this Joint Plan into compliance therewith, subject to the provisions herein governing amendment of this Joint Plan.

                  10.17 Modification of this Joint Plan. Subject to section 1127 of the Bankruptcy Code, the Proponents may amend or modify this Joint Plan, and shall work cooperatively to remedy any defect or omission, or reconcile any inconsistency in this Joint Plan in such manner as may be necessary to carry out the purpose and intent of this Joint Plan. Every amendment or modification of this Joint Plan shall supersede and render null and void all prior versions of this Joint Plan.

                  10.18  Section 1125(e) of the Bankruptcy Code.

                  (a) The Proponents have, and upon confirmation of this Joint Plan shall be deemed to have, solicited acceptances of this Joint Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code; and

                  (b) The Proponents (and their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Joint Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejection of this Joint Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Joint Plan.

Dated:  May 1, 2002

           THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF FRD ACQUISITION CO.

           By:               /s/ Mark Zand
                    ------------------------------

           Name:    MARK ZAND
           Title:   Chairman


           FRD ACQUISITION CORP.


           By:               /s/ Raul R. Tapia
                    ------------------------------

           Name:    RAUL R. TAPIA
           Title:   Chairman of the Board


           ADVANTICA RESTAURANT GROUP, INC.


           By:               /s/ Kenneth E. Jones
                    ------------------------------

           Name:    KENNETH E. JONES
           Title:   Vice President and Treasurer


           DENNY'S, INC.


           By:               /s/ Kenneth E. Jones
                    ------------------------------

           Name:    KENNETH E. JONES
           Title:   Vice President and Treasurer

                                  SCHEDULE 1
                               (Debt Financing)


General
-------

Maximum Credit Line            $30,000,000




Purpose........................ to  facilitate  the  restructure  and emergence of the Debtor from its Chapter 11
                                Case, as well as for general needs of the Reorganized Debtor, including working capital and capital expenditures.


Structure
---------

Term Loan...................... Lender  would make  available an amount equal to the least of (i)  $20,000,000,
                                (ii)   35%  of   Reorganized   Debtor's
                                enterprise    value   as   periodically
                                determined  by an appraiser  acceptable
                                to lender,  and (iii) one times (1.00X)
                                Reorganized  Debtor's  trailing  twelve
                                months EBITDA.


Term Loan Amortization......... The  Term  Loan   would   amortize as follows:

                                                   Monthly
                                Contract           Principal
                                Period            Amortization

                                0-6                   $0
                                Months          $150,000
                                7-12            $250,000
                                Months
                                Year 2

Revolving Loan................. Lender  would make  revolving  advances in an amount equal to the lesser of
                                (i) $10,000,000 and (ii) one-half times
                                (0.50X) Reorganized Debtor's trailing
                                 twelve months EBITDA



Interest Rate & Fees
--------------------

Interest Rate.................. Floating at Prime + 5.50%


Closing Fee.................... A fee  equal  to two  percent  (2.00%)  of  the
                                Maximum Credit Line would be earned and payable at the initial loan closing.



Anniversary Fee................ A fee  equal  to one  percent  (1.00%)  of  the
                                Maximum Credit Line would be earned and payable upon the anniversary of the initial loan closing.



Servicing Fee.................. $5,000 would be earned and payable monthly, in arrears



Security & Covenants
--------------------

Collateral..................... As  collateral  for all its loans and advances, Lender would have a first priority perfected security interest in all of Borrower's assets.



Financial Covenants............ Reorganized   Debtor   would  be  required  to
                                maintain various   financial    covenants,
                                including   maximum debt/EBITDA  ratio  and
                                minimum  EBITDA.  Each of which would  be
                                based  at  a  20%  discount  of   Reorganized
                                Debtor's projected operating performance.


Contract Terms
--------------

Maturity....................... Two (2) years from the initial loan closing.


Prepayment Fee................. One-tenth of one percent  (0.10%) of the
                                Maximum Credit Line times the number of months remaining until Maturity.

Material Conditions Precedent
-----------------------------

Business Plan.................. Lender's  review  of  Reorganized   Debtor's
                                business plan and property leases.



Audit Survey................... Completion  of Audit  Survey of  Reorganized
                                Debtor's books and records.


Reorganization................. Debtor's emergence and reorganization from
                                Chapter 11.



Enterprise Valuation........... Lender   shall    receive   an    acceptable
                                enterprise valuation of Reorganized Debtor, completed by an appraiser acceptable to Lender.

Minimum Availability at Closing. $10,000,000

Cash Infusion.................. In conjunction with the contemplated financing, Reorganized Debtor's
                                capitalization will include a cash infusion of at least $5,000,000, in the form of equity and/or subordinated debt.


Reference Checks............... Borrower's management team should be acceptable to Lender and acceptable
                                background checks would be completed on
                                Reorganized Debtor's management.



Material Adverse Change........ Lender  shall not be  obligated  to fund the credit  facility  if there is any  change in
                                circumstances  or conditions with respect to
                                the   credit   facility,   the   collateral,
                                Debtor,   or  prevailing  market  conditions
                                which   Lender   determines   in  its   sole
                                discretion   may  materially  and  adversely
                                affect the value or marketability of the collateral or the ability of Reorganized Debtor to comply with the obligations of the credit facility.

Intercreditor Agreement........ Lender  shall  enter  into an  intercreditor
                                and/or   subordination   agreement(s)   with
                                Advantica and any other lending party as deemed necessary by Lender on terms and conditions acceptable to Lender.

                                   SCHEDULE 2
                               (Equity Financing)




                  Summary of Principal Terms of Privately Placed Units Each Unit Comprised of (i) One Share of Cumulative Preferred Stock, Series A,
                                       and
             (ii) One Warrant to purchase 250 shares of common stock





Issuer                          FRD  Acquisition   Co.,  a  Delaware
------                          corporation  (the "Company")


Purchasers                      FRD Funding, LLC, a Delaware limited
----------                      liability company, an affiliate of
                                Wexford Capital LLC ("FRD Funding"),
                                and other electing holders of Allowed
                                Claims in Classes 4 and 5 which are
                                "accredited investors" (as that
                                term is defined in Rule 501(a) under
                                the Securities Act of 1933 ("Securities Act"))
                                (each, a "Purchaser")


Securities                      Units (a "Unit"), each Unit consisting of 1
----------                      share of Cumulative Preferred Stock, Series A,
                                par value $0.01 per share (the "`Series A
                                Preferred Stock"), and 1 warrant (a "Warrant") to purchase 250 shares of New Common Stock, par value $0.01 per share, of the Company.

Offering
--------
      Securities offered        Each  Purchaser  shall be entitled to purchase
                                Units up to the same  proportion  that such
                                Purchaser's  Allowed Claim  bears  to  the
                                aggregate  of all  Class  4 and 5 Claims (with
                                respect to each  Purchaser,  the "Pro Rata
                                Percentage");   provided   that  FRD  Funding
                                shall be entitled and has agreed to purchase all Units offered by the Company not subscribed for by other Holders of Allowed
                                Class 4 and 5 Claims in order to ensure that the full 5,000 Units are sold.

     Offering price per Unit    $1,000 per Unit


     Closing Date               The Effective Date of the Joint Plan or such
                                later date as the Company and FRD Funding may agree.


     Structure                  The  Offering  of the  Units  shall be
                                registration under Section 4(2)  of  the
                                Securities   Act   and   under   corresponding
                                provisions of state securities law and the Units shall be offered and sold solely to "accredited investors," as defined under the Securities Act. The Offering shall be limited to $5,000,000 of Units.

Series A Preferred Stock
------------------------


     Designation and Number     The series of preferred stock described herein
     of  Shares                 shall consist of 15,000 shares and shall be
                                designated "Cumulative Preferred Stock,
                                Series A", par value $0.01 per share, ("Series
                                A Preferred Stock").

     Dividends                  Dividends  shall accrue on the Series A
                                Preferred Stock prior to the Mandatory
                                Redemption Date (as defined below) at the rate of 12% per annum payable quarterly in cash or, at the option of the Company for a period not to exceed two years from the closing date, payable in whole or in part in kind in additional shares of Series A
                                Preferred Stock based on the Liquidation
                                Preference(as defined below) of the Series A
                                Preferred Stock at the rate of 15% per annum.
                                No other dividends shall be declared or shall accrue on the Series A Preferred
                                Stock. To the extent funds are legally available, the Company is obligated to declare and pay the dividends on the Series A Preferred
                                Stock.


     Voting                     Each  share  of  Series  A  Preferred   Stock
                                shall  be entitled to vote only on those
                                matters required by law and, unless the vote or consent of holders of a greater number of shares shall be required by law or by the Company's certificate of incorporation, the vote of at least 66 2/3% of the votes entitled  to be cast by the holders of the
                                shares of Series A Preferred  Stock shall
                                be necessary for: (i) amendment, alteration or repeal of any of the provisions of the Company's certificate of incorporation that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock or any other action which adversely alters or amends the terms, relative rights, preferences, and limitations of the Series A Preferred
                                Stock;  and (ii) the  authorization  or
                                creation of, or the increase in the authorized amount of any shares of, (x) any class or series of capital stock of the Company, the terms of which expressly provide that the
                                shares   thereof  rank  senior  as  to  the
                                payment of dividends  or  the   distribution
                                of assets upon the liquidation, dissolution or winding up of the Company to the shares of the Series A Preferred Stock ("Senior Securities"), or (y) any security convertible into, or exchangeable or exercisable for, shares of any Senior Securities.

Mandatory Redemption            On the  fifth  anniversary  of  the  first
                                issuance  of Series A  Preferred  Stock  (the
                                "Mandatory  Redemption Date"),  the shares of
                                Series A Preferred Stock shall be redeemed  by
                                the Company out of the funds of the Company
                                legally  available  therefor,  for an  amount
                                per share equal to the Redemption  Price (as
                                defined below).  Upon the   redemption
                                thereof,   the  shares  of  Series  A
                                Preferred  Stock  shall be  restored  to the
                                status  of authorized but  undesignated  and
                                unissued shares of the preferred  stock of the
                                Company.  To the extent that, as of the
                                Mandatory  Redemption  Date,  the  funds
                                of the Company  legally  available for
                                redemption  payments to the holders of Series
                                A Preferred  Stock will be, or are anticipated
                                to be,  insufficient to redeem all shares of
                                Series A  Preferred  Stock  (as  determined
                                in the sole discretion  of the  Company),  the
                                Company  shall redeem the Series A Preferred
                                Stock to the extent of its funds legally
                                available for such  redemption,  pro rata among
                                the    holders    of   Series   A    Preferred

                                Stock. Notwithstanding  anything to the
                                contrary herein, any holder (or all holders) of Series A Preferred Stock may waive his or its respective rights to redemption of its Series A Preferred Stock on the Mandatory Redemption Date. To the extent shares of Series A Preferred Stock are not redeemed on the Mandatory Redemption Date, such shares shall remain outstanding and shall continue to accrue dividends until such time as the Company has sufficient funds legally available to redeem such shares (including payment of all accrued and unpaid interest), whereupon such shares shall promptly be so redeemed by the Company.

                                "Redemption Price" shall mean the amount equal to the sum of (i) the Liquidation Preference per share of Series A Preferred Stock (as the same shall be proportionately adjusted for stock splits, combinations or recapitalizations affecting Series A Preferred Stock or dividends or distributions of shares of Series A Preferred Stock, or similar events or transactions), plus (ii) all accrued but unpaid dividends on such share of Series A
                                Preferred Stock as of the Redemption Date.



     Optional Redemption        The Company  may, at its sole  discretion,  at
                                any time, redeem all or a portion of the then outstanding shares of Series A Preferred
                                Stock at a redemption price per share equal to the Liquidation Preference per share of Series A Preferred Stock, plus all accrued and unpaid dividends thereon as of the effective date of such optional redemption;
                                provided, however, to the extent not all shares of Series A Preferred Stock are to be redeemed by the Company, any such redemption shall be made among holders of Series A
                                Preferred Stock pro rata based on their respective ownership percentage of Series A
                                Preferred Stock as of the relevant redemption date.


     Liquidation Rights         In  the   event   of  any   voluntary   or
                                involuntary liquidation,  dissolution,  or
                                winding up of the Company prior   to   the
                                Mandatory    Redemption    Date   (a
                                "Liquidation"),  before any payment or
                                distribution of assets of the Company shall be made to, or set apart for, the holders of the common stock or any other capital stock of the Company not ranking prior to, or on a parity with, the Series A Preferred
                                Stock in respect of rights  upon a
                                Liquidation, the  holders of the Series A
                                Preferred Stock shall first be entitled to receive payment out of such assets of the Company legally available therefor equal to $1,000 per share of Series A Preferred Stock
                                (as the same may be adjusted proportionately for splits, combinations, recapitalizations, etc.)(the "Liquidation Preference"). If the assets of the Company legally available for distribution to holders of Series A Preferred
                                Stock in connection with a Liquidation (after payments have been made to the creditors of the Company and as otherwise required by law) are insufficient to permit full payment to the holders of the Series A Preferred Stock of an amount equal to the Liquidation Preference per share, such assets legally available for distribution in connection with a
                                Liquidation (after payments have been made to the creditors of the Company and as otherwise required by law) shall be distributed ratably among the holders of the outstanding Series A
                                Preferred Stock.

 Warrants Each Warrant shall entitle its holder to purchase up to 250 shares of New Common
                                Stock (as the same  shall be proportionately
                                adjusted for stock splits,  combinations
                                or recapitalizations affecting New Common Stock or dividends or distributions of shares of New Common Stock, or similar events or transactions and as the same may
                                be  adjusted   upon   certain   issuances  of
                                additional shares of New Common Stock by the Company) at a price per share of $4.00
                                (as the same shall be proportionately adjusted for stock splits, combinations or recapitalizations affecting New Common
                                Stock or dividends or distributions of shares of New Common Stock, or similar events or transactions and as the same may be adjusted upon certain issuances of additional shares of New Common Stock by the Company) (the "`Exercise Price"). The Exercise Price shall be payable either in (i) cash, (ii) by surrender of shares of Series A Preferred Stock, with each share surrendered having a value equal to the Liquidation Preference thereof together with accrued and unpaid dividends thereon through the date of such surrender,(iii) a combination of cash and Series A Preferred Stock or (iv) by cashless exercise of the Warrant.

                                Warrants will be exercisable after the Closing Date and on or prior to the tenth anniversary of the Closing Date.

Registration Rights             S-3 Demand Rights:

                                At such time as the Company becomes eligible to use Form S-3 (or any comparable successor form)for registration of the shares of New Common Stock issued or issuable upon the conversion of the Warrants (the
                                "Warrant Shares"), the Company will use
                                commercially reasonable efforts reasonable efforts to file a registration statement on Form S-3 with the Securities and Exchange Commission covering the Warrant Shares as soon as practicable following the request of holder of a majority of the Warrant Shares.
                                The Company will use commercially reasonable efforts to cause such registration statement to become effective as soon thereafter as reasonably practicable. Notwithstanding contrary herein the Company shall not be required to file such a registration statement
                                (i) if it is not eligible for use of Form S-3 (or successor form), (ii) if the Company has already effected two such registrations, (iii) if the holders of the Warrants propose to sell Warrant Shares at an aggregate price to the public of less than $1,000,000 or (iv) if the securities to be registered pursuant hereto are eligible to be sold pursuant to Rule 144 of the Securities Act during any 90-day period. The selling holders shall be responsible for all of their own selling expenses.

                                Piggyback Rights:

                                Each holder of Warrant Shares shall have the right to have its Warrant Shares included in any registration statement of the Company (subject to limited exceptions)registering shares of its New Common Stock; provided, however, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first to the Company, second to the holders of the Warrant Shares pro rata based on the number of Warrant Shares proposed to be sold in the offering held by such holders; and third to any other stockholders of the Company on a pro rata basis.